UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 4, 2009

The New York Times Company
(Exact name of registrant as specified in its charter)

New York	1-5837	13-1102020
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

620 Eighth Avenue, New York, New York	10018
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 556-1234

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01     Other Events.

Today, The New York Times Company released the following statement regarding recent negotiations with unions representing employees of The Boston Globe:

“We are very pleased to have reached agreements with six of the seven unions that were involved in recent negotiations. This includes agreements with the drivers, mailers, pressmen, the electricians, machinists, and technical services group. As a result of these agreements, which are subject to ratification by union members, we expect to achieve both the workplace flexibility and the financial savings that we sought from these unions. We are not, therefore, making a filing today under the Workers Adjustment and Retraining Notification Act. We appreciate the productive and cooperative approach demonstrated by the leadership of these unions throughout these difficult negotiations.

“We are disappointed, however, that we have not yet been able to reach an agreement with the Guild.  Because of that, we are evaluating our alternatives under both the Guild contract and applicable law to achieve as quickly as possible the workplace flexibility and remaining cost savings we need to help put The Globe on a sound financial footing.”

Except for the historical information contained herein, the matters discussed in this statement are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those predicted by such forward-looking statements. These risks and uncertainties include national and local conditions, as well as competition, that could influence the levels (rate and volume) of retail, national and classified advertising and circulation generated by our various markets and material increases in newsprint prices. They also include other risks detailed from time to time in the Company's publicly filed documents, including the Company's Annual Report on Form 10-K for the year ended December 28, 2008. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE NEW YORK TIMES COMPANY

Date:	May 4, 2009	By:	/s/ Kenneth A. Richieri
Kenneth A. Richieri
Senior Vice President,
General Counsel and Secretary